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                                                                  EXHIBIT   21.1

                               SUBSIDIARY LISTING
            AMERICAN BUILDING CONTROL, INC., A DELAWARE CORPORATION


NAME OF COMPANY*                                  JURISDICTION
*    100% owned by American Building
     Control, Inc., unless otherwise indicated

ABM Data Systems, Inc.                            Texas
American Building Control Ohio, Inc.              Ohio
Monitor Dynamics, Inc.                            California
Security Warranty, Inc.                           Texas
MDI (Asia Pacific) Pty. Ltd.                      Australia
MDI Security Systems (Asia) Pte. Ltd.             Singapore
Ultrak Beneleux N.V.(1)                           Belgium
Ultrak Europe N.V.(1)                             Belgium
American Building Control GP, Inc.                Delaware
American Building Control LP, Inc.                Delaware
MDI Operating, L.P.(3)                            Texas
MDI (SA) Limited                                  South Africa

Monitor Devices Holdings, Ltd.                    United Kingdom
o    Securite Procurement France, S.A.R.L.(2)     France
o    MDI Deutschland GmbH(2)                      Germany
o    Ultrak France, S.A.(2)                       France
o    MDI Italia, S.p.A.(2)                        Italy
o    MDI Polska, S.p.z.O.O.(2)                    Poland
o    MDI Monitor Dynamics International S.A.(2)   Switzerland
o    Monitor Devices (UK), Ltd.(2)                United Kingdom



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(1)  99% owned by American Building Control, Inc., 1% owned by Monitor Devices
     Holdings, Ltd.

(2)  100% owned by Monitor Devides Holdings, Ltd.

(3) American Building Control LP, Inc. is the limited partner, American Building Control GP, Inc. is the general partner.